Exhibit 99.1

SCOLR Pharma, Inc. Announces Closing of $11.8 Million Financing

Bellevue, WA, April 21, 2006 — SCOLR Pharma, Inc (AMEX: DDD) today announced it has closed its previously reported registered direct offering of 2,370,100 shares of common stock at a price of $5.00 per share. The aggregate gross proceeds from the direct offering were approximately $11,850,500. The net proceeds, after deducting the placement agents’ fee and other estimated offering expenses, were approximately $10.9 million. The net proceeds of the financing will be used for general corporate purposes, including working capital, product development and capital expenditures, as well as for other strategic purposes.

“This is a strategically important financing for SCOLR Pharma. We have an extensive agenda as we work to expand the clinical applications of our proprietary CDT technology platform,” said Daniel O. Wilds, President and Chief Executive Officer of SCOLR Pharma, Inc. “The net proceeds from this offering, together with our cash on hand, will allow us to commit fully to the execution of our business plan.”

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company leveraging formulation expertise and its patented CDT platform to introduce distinctive and novel OTC products, prescription drugs and dietary supplements. SCOLR Pharma’s CDT drug delivery platform provides distinctive products with tangible benefits for the consumer and competitive commercial advantages for licensees. For more information on SCOLR Pharma, please call 425-373-0171 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe of anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

Copyright ©2006 SCOLR Pharma, Inc. All Rights Reserved.

Contacts:

Investor	Relations:
Cameron	Associates
Kevin	McGrath
212.245.4577

Kevin@cameronassoc.com